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                                                                     EXHIBIT 3.4

                                 AMENDMENT NO. 1
                                       TO
                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 EOTT ENERGY LLC

      This Amendment No. 1 (this "Amendment") to the Amended and Restated Limited Liability Company Agreement, dated as of March 1, 2003 (the "Limited Liability Company Agreement"), of EOTT Energy LLC, a Delaware limited liability company (the "Company"), is being executed by the undersigned authorized person pursuant to Sections 1.3 and 15.1 of the Limited Liability Company Agreement.

      WHEREAS, Sections 1.3 and 15.1 of the Limited Liability Company Agreement authorize the Board of Directors of the Company (the "Board of Directors"), in its sole discretion, to change the name of the Company at any time and to amend the Limited Liability Company Agreement without the approval of any Member or Assignee to reflect a change in the name of the Company; and

      WHEREAS, on August 12, 2003, the Board of Directors duly adopted a resolution (i) approving a change of the name of the Company from EOTT Energy LLC to Link Energy LLC (the "Name Change"), and (ii) authorizing and directing the officers of the Company to take all actions necessary or advisable to effect the Name Change;

      NOW, THEREFORE, the Limited Liability Company Agreement is hereby amended as follows:

      1. Article I of the Limited Liability Company Agreement is hereby amended by deleting Section 1.3 thereof in its entirety and replacing in lieu thereof a new Section 1.3 reading in its entirety as follows:

            "SECTION 1.3 NAME. The name of the Company shall be "Link Energy LLC." The Company's business may be conducted under any other name or names deemed necessary or appropriate by the Board of Directors. The words "Limited Liability Company," "L.L.C." or similar words or letters shall be included in the Company's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Board of Directors, in its sole discretion, may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to Members."

      2. All other references in the Limited Liability Company Agreement to "EOTT Energy LLC" shall be replaced with a reference to "Link Energy LLC." All other terms and conditions of the Limited Liability Company Agreement shall be unchanged and remain in full force and effect. On or after the date listed below, each reference in the Limited Liability Company Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like
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                                                                     EXHIBIT 3.4

import, and any reference to the Limited Liability Company Agreement in any certificate or document delivered in connection therewith, shall mean and be a reference to the Limited Liability Company Agreement as amended hereby.

      3     All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Limited Liability Company Agreement.

      4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned authorized person has executed this Amendment to the Limited Liability Company Agreement on behalf of the Board of Directors effective as of the first day of October, 2003.



                                             /s/ THOMAS M. MATTHEWS
                                             -----------------------------------
                                             Thomas M. Matthews
                                             Chief Executive Officer